Exhibit 99.2
For Release: 5/11/09
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the first quarter 2009
This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations (including changes resulting from new laws, such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”) or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this Supplement. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this Supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$189,570	286,279	355,390
Amortization of loan premiums and deferred origination costs	(18,651)	(21,036)	(25,404)
Investment interest	4,091	8,084	11,680

Total interest income	175,010	273,327	341,666

Interest expense:
Interest on bonds and notes payable	146,502	234,868	325,141

Net interest income	28,508	38,459	16,525
Less provision for loan losses	7,500	7,000	5,000

Net interest income after provision for loan losses	21,008	31,459	11,525

Other income:
Loan and guaranty servicing revenue	26,471	21,632	24,661
Tuition payment processing and campus commerce revenue	15,538	12,175	13,847
Enrollment services revenue	28,771	29,257	27,222
Software services revenue	5,705	4,786	8,204
Other income	16,862	5,112	6,254
Loss on sale of loans	(206)	(3,988)	(47,474)
Derivative market value, foreign currency, and put option adjustments	(4,880)	46,348	(57,361)
Derivative settlements, net	24,358	9,668	40,763

Total other income	112,619	124,990	16,116

Operating expenses:
Salaries and benefits	38,226	41,262	53,843
Cost to provide enrollment services	17,793	16,903	15,403
Other expenses	30,398	45,510	34,197
Amortization of intangible assets	6,154	6,511	6,560
Impairment expense	—	—	18,834

Total operating expenses	92,571	110,186	128,837

Income (loss) before income taxes	41,056	46,263	(101,196)

Income tax (expense) benefit	(15,601)	(16,103)	31,371

Income (loss) from continuing operations	25,455	30,160	(69,825)

Income from discontinued operations, net of tax	—	837	—

Net income (loss)	$25,455	30,997	(69,825)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.52	0.61	(1.42)
Income from discontinued operations, net of tax	—	0.02	—

Net income (loss)	$0.52	0.63	(1.42)

Weighted average shares outstanding	49,142,324	49,075,755	49,051,745

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$25,624,337	25,413,008	26,321,345
Student loans receivable — held for sale	—	—	423,651
Unrestricted cash and liquid investments	243,705	189,847	124,171
Restricted cash, cash equivalents, and investments	1,274,122	1,158,257	1,844,593
Goodwill	175,178	175,178	175,178
Intangible assets, net	70,900	77,054	92,897
Other assets	704,895	841,553	1,037,981

Total assets	$28,093,137	27,854,897	30,019,816

Liabilities:
Bonds and notes payable	$27,130,406	26,787,959	29,129,133
Other liabilities	291,129	423,712	352,576

Total liabilities	27,421,535	27,211,671	29,481,709

Shareholders’ equity	671,602	643,226	538,107

Total liabilities and shareholders’ equity	$28,093,137	27,854,897	30,019,816

Overview
The Company is an education planning and financing company focused on providing quality products and services to students, families, schools, and financial institutions nationwide. The Company is a vertically-integrated organization that offers a broad range of products and services to its customers throughout the education life cycle.
Built through a focus on long term organic growth and further enhanced by strategic acquisitions, the Company earns its revenues from fee-based revenues related to its diversified education finance and service operations and from net interest income on its portfolio of student loans.
The following provides certain events and operating activities that have impacted the financial condition and operating results of the Company during the first quarter of 2009. These items include:
•	Diversification of revenue through fee-based businesses

•	Decreases in operating expenses

•	Net interest margin and derivative settlements related to the Company’s student loan portfolio

•	Reduced exposure to liquidity risk on the Company’s FFELP warehouse facility

•	Reduced debt burden

•	Recognition of a gain from the sale of an equity method investment

In addition, recent proposed legislation concerning the student loan industry may impact the future financial condition and operating results of the Company.
Revenue Diversification
In recent years, the Company has expanded products and services generated from businesses that are not dependent upon government programs, thereby reducing legislative and political risk. This revenue is primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. The only product and service offering in these segments that has been impacted by recent student loan industry developments is list marketing services. Excluding list marketing services, the revenue from these businesses increased $3.3 million, or 8.4 percent, for the quarter ended March 31, 2009 compared to the same period in 2008. The table below includes the Company’s revenue from fee-based businesses and shows the revenue earned by the Company’s operating segments that are less dependent upon government programs, excluding list marketing services.

	Three months ended March 31,
	2009	2008	$ Change	% Change
	(dollars in thousands)

Tuition Payment Processing and Campus Commerce	$15,568	14,612	956
Enrollment Services — Content Management and Lead Generation	27,366	24,990	2,376

Total revenue from fee-based businesses less dependent upon government programs	42,934	39,602	$3,332	8.4%

Enrollment Services — List Marketing Services	1,405	2,277
Student Loan and Guaranty Servicing	27,906	26,753
Software and Technical Services	4,830	6,715

Total revenue from fee-based businesses	$77,075	75,347

Operating Expenses
Excluding restructure and impairment charges recognized in 2008, operating expenses decreased $10.0 million, or 9.7 percent, for the three months ended March 31, 2009 compared to the same period in 2008. This decrease was the result of reducing costs related to the restructuring plans implemented in September 2007 and January 2008 and a continued focus by the Company on managing costs and gaining efficiencies.

	Three months ended March 31,
	2009	2008	$ Change	% Change
	(dollars in thousands)

Salaries and benefits	$38,226	47,939	(9,713)
Other expenses	54,345	54,587	(242)

Operating expenses, excluding restructure expense and impairment expense	92,571	102,526	$(9,955)	(9.7)%

Restructure expense	—	7,477
Impairment expense	—	18,834

Total operating expenses	$92,571	128,837

Core Student Loan Spread
The Company’s core student loan spread for the three months ended March 31, 2009 was 0.94% compared to 0.91% for the same period in 2008. Significant items impacting spread for the three months ended March 31, 2009 included:
•	Derivative settlements

•	CP/LIBOR distortion

•	Fixed rate floor income
Derivative settlements
The Company issues asset-backed securities, the vast majority being variable rate, to fund its student loan assets. The variable rate debt is generally indexed to 3-month LIBOR, set by auction, or through a remarketing process. The income generated by the Company’s student loan assets is generally driven by short term indices (treasury bills, commercial paper, and certain fixed rates) that are different from those which affect the Company’s liabilities (generally LIBOR), which creates basis risk. Moreover, the Company also faces repricing risk due to the timing of the interest rate resets on its liabilities, which may occur as infrequently as every quarter, and the timing of the interest rate resets on its assets, which generally occurs daily.
The Company has used derivative instruments to hedge the repricing risk due to the timing of the interest rate resets on its assets and liabilities. The Company has entered into basis swaps in which the Company (i) receives three-month LIBOR set discretely in advance and pays a daily weighted average three-month LIBOR less a spread as defined in the individual agreements (the “Average/Discrete Basis Swaps”); and (ii) receives three-month LIBOR and pays one-month LIBOR less a spread as defined in the agreements (the “1/3 Basis Swaps”). During the three months ended March 31, 2009, the Company received $20.8 million in settlements on these derivatives.

CP/LIBOR distortion
As of March 31, 2009, the Company had $23.9 billion of FFELP loans indexed to three-month financial commercial paper rate and $20.4 billion of debt indexed to LIBOR. Due to the unintended consequences of government intervention in the commercial paper markets and limited issuances of qualifying financial commercial paper, the relationship between the three-month financial CP and LIBOR rates has been distorted and volatile. To address this issue, the Department announced that for purposes of calculating the FFELP loan index from October 27, 2008 to December 31, 2008, the Federal Reserve’s Commercial Paper Funding Facility rate was used for those days in which no three-month financial commercial paper rate was available. This action partially mitigated the volatility between CP and LIBOR during the fourth quarter of 2008. However, the Department did not implement a similar methodology for the first quarter of 2009, which negatively impacted the Company’s interest income earned on its student loan portfolio.
Fixed rate floor income
Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or SAP formula set by the Department and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan. The Company generally finances its student loan portfolio with variable rate debt. In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline. In these interest rate environments, the Company may earn additional spread income that it refers to as floor income. For loans where the borrower rate is fixed to term, the Company may earn floor income for an extended period of time, which the Company refers to as fixed rate floor income. During the three months ended March 31, 2009, loan interest income includes approximately $30.3 million of fixed rate floor income.
Reduction in Liquidity Risk Exposure — FFELP Warehouse Facility
The terms and conditions of the Company’s multi-year committed financing facility for FFELP loans provides for formula based advance rates based on current market conditions, which require equity support to be posted to the facility. In order to reduce exposure related to these equity support provisions, the Company reduced the amount of loans included in the facility in 2009 by completing an asset-backed securities transaction of $294.6 million and selling $20.0 million in student loan assets. As of May 8, 2009, the Company had $96.6 million posted as equity funding support for this facility, as compared to $280.6 million as of December 31, 2008.
As of May 8, 2009, the Company had $1.2 billion of student loans in the FFELP warehouse facility and $1.1 billion borrowed under the facility. The Company plans to remove and/or refinance the remaining collateral in this facility by using the Department’s Conduit Program, using other financing arrangements, using unrestricted operating cash, and/or selling loans to third parties. As of May 8, 2009, the Company had approximately $845 million of loans included in its warehouse facility that would be eligible for the Conduit Program.

Reduction in Debt Burden
The Company purchased $34.9 million and $35.5 million of its 5.125% Senior Notes due 2010 for $26.8 million and $31.1 million during the first quarter of 2009 and in April 2009, respectively. These transactions resulted in the Company recognizing gains of $8.1 million, which is included in “other income” in the accompanying consolidated statements of operations for the three months ended March 31, 2009, and $4.4 million in the first and second quarters of 2009, respectively. Subsequent to these transactions, the Company has $204.6 million of 2010 Notes outstanding.
Legislation
On February 26, 2009, the President introduced several proposals related to the fiscal year 2010 Federal budget, including a proposal for the elimination of the FFEL Program and a recommendation that all new student loan originations be funded through the Direct Loan Program, with loan servicing to be provided by private sector companies through performance-based contracts with the Department. On April 29, 2009, Congress passed a budget resolution including the President’s proposal to eliminate the FFEL Program using the budget reconciliation procedure. In the reconciliation instructions, both the Senate Committee on Health, Education, Labor, and Pensions and the House Committee on Education and Labor shall report out for consideration by the Senate and House, respectively, no later than October 15, 2009, changes to the budget which will reduce the deficit by $1 billion for fiscal years 2009 through 2014. The resolution also includes non-binding language to maintain “a competitive private sector role in the student loan program.” On May 7, 2009, the President released the detailed fiscal year 2010 Federal budget, which the Department of Education has indicated reflects the elimination of the FFEL Program for loans originated on or after July 1, 2010.
Elimination of the FFEL Program would impact the Company’s operations and profitability by, among other things, reducing the Company’s interest revenues as a result of the inability to add new FFELP loans to the Company’s portfolio and reducing guarantee and third-party servicing fees as a result of reduced FFELP loan servicing and origination volume. Additionally, the elimination of the FFEL Program would reduce education loan software sales and related consulting fees received from lenders using the Company’s software products and services. The fair value and/or recoverability of the Company’s goodwill, intangible assets, and other long-lived assets related to these activities could be adversely affected if the FFEL Program is eliminated. As discussed previously, in recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk.
Gain from Sale of Equity Method Investment
On September 28, 2007, the Company sold its 50% membership interests in Premiere Credit of North America, LLC (“Premiere”) for initial proceeds of $10.0 million. The Company recognized an initial gain on the sale of Premiere of $3.9 million during the three month period ended September 30, 2007. In January 2009, the Company earned $3.5 million in additional consideration as a result of the sale of Premiere. This payment represented contingent consideration that was owed to the Company if Premiere was awarded a collections contract as defined in the purchase agreement. The $3.5 million of contingent consideration is included in “other income” in the accompanying consolidated statements of operations for the three months ended March 31, 2009.

Non-GAAP Performance Measures
In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.
Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to base net income (loss).

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(dollars in thousands, except share data)

GAAP net income (loss)	$25,455	30,997	(69,825)
Base adjustments:
Derivative market value, foreign currency, and put option adjustments	4,880	(46,348)	57,827
Amortization of intangible assets	6,154	6,511	6,560
Compensation related to business combinations	159	476	1,296
Variable rate floor income, net of settlements on derivatives	(1,460)	—	(16,054)

Total base adjustments before income taxes	9,733	(39,361)	49,629
Net tax effect (a)	(3,699)	13,776	(15,385)

Total base adjustments	6,034	(25,585)	34,244

Base net income (loss)	31,489	5,412	(35,581)
Discontinued operations, net of tax	—	(837)	—

Base net income (loss), excluding discontinued operations	$31,489	4,575	(35,581)

Earnings (loss) per share, basic and diluted:
GAAP net income (loss)	$0.52	0.63	(1.42)
Total base adjustments	0.12	(0.52)	0.69

Base net income (loss)	0.64	0.11	(0.73)
Discontinued operations, net of tax	—	(0.02)	—

Base net income, excluding discontinued operations	$0.64	0.09	(0.73)

(a)
In 2009, tax effect is computed at the Company’s blended, statutory federal and state rate of 38%. In 2008, tax effect was computed using the Company’s consolidated effective tax rate for each applicable quarterly period.

Limitations of Base Net Income
While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.
Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.

Differences between GAAP and Base Net Income
Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations. A more detailed discussion of the differences between GAAP and base net income follows.
Derivative market value, foreign currency, and put option adjustments: “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.
“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

In 2008, “base net income” also excluded the change in fair value of put options issued by the Company for certain business acquisitions. The put options were valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of those options were primarily affected by the strike price and term of the underlying option, the Company’s stock price, and the dividend yield and volatility of the Company’s stock. The Company believed those point-in-time estimates of value were subject to fluctuations made it difficult to evaluate the ongoing results of operations against the Company’s business plans and affected the period-to-period comparability of the results of operations. In 2008, the Company settled all of its obligations related to these put options.
The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.
Amortization of intangible assets: “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.
Compensation related to business combinations: The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.
Variable rate floor income, net of settlements on derivatives: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable rate floor income. The Company excludes variable rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable rate floor income, from its base net income since the timing and amount of variable rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Prior to October 1, 2008, variable rate floor income was calculated by the Company on a statutory maximum basis. However, as a result of the disruption in the capital markets beginning in August 2007, the full benefit of variable rate floor income calculated on a statutory maximum basis has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company’s actual cost of funds. As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. For the three months ended March 31, 2009 and 2008, the economic benefit received by the Company related to variable rate floor income was $1.5 million and $6.3 million, respectively. No economic benefit was received by the Company for the three months ended December 31, 2008. Variable rate floor income calculated on a statutory maximum basis for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 was $10.8 million, $2.2 million, and $18.8 million, respectively. Beginning October 1, 2008, the economic benefit received by the Company has been used to determine base net income.
Discontinued operations: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents “base net income” excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.
The following table summarizes the impact of restructuring and liquidity related charges recognized by the Company during 2008 to base net income.

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(dollars in thousands, except share data)

Base net income (loss), excluding discontinued operations	$31,489	4,575	(35,581)
Restructuring charges, net of tax	—	(26)	18,154
Liquidity related charges, net of tax (a)	—	11,300	32,770

Base net income, excluding discontinued operations, restructuring charges (net of tax), and liquidity related charges (net of tax)	$31,489	15,849	15,343

Earnings per share, basic and diluted:
Base net income (loss), excluding discontinued operations	$0.64	0.09	(0.73)
Restructuring charges, net of tax	—	—	0.37
Liquidity related charges, net of tax (a)	—	0.23	0.67

Base net income, excluding discontinued operations, restructuring charges (net of tax), and liquidity related charges (net of tax)	$0.64	0.32	0.31

(a)
Liquidity related charges includes $13.5 million ($8.8 million, net of tax) for the three months ended December 31, 2008 in fees paid related to liquidity contingency planning and $4.0 million ($2.5 million, net of tax) and $47.5 million ($32.8 million, net of tax) for the three months ended December 31, 2008 and March 31, 2008, respectively, in losses related to federally insured student loans sold to third parties. These charges were incurred in order to reduce the amount of student loans remaining under the Company’s FFELP loan warehouse facility to reduce exposure related to the facility’s equity support provisions.

Operating Segments
The Company has five operating segments as defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of Enterprise and Related Information (“SFAS No. 131”) as follows: Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, Enrollment Services, Software and Technical Services, and Asset Generation and Management. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies included in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Intersegment revenues are charged by a segment to another segment that provides the product or service. Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.
The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability. As discussed further, management measures the profitability of the Company’s operating segments based on base net income. Accordingly, information regarding the Company’s operating segments is provided based on base net income. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.
In May 2007, the Company sold EDULINX, a Canadian student loan service provider and subsidiary of the Company. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The operating results of EDULINX were included in the Student Loan and Guaranty Servicing operating segment. The Company presents base net income excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company. Therefore, the results of operations for the Student Loan and Guaranty Servicing segment exclude the operating results of EDULINX for all periods presented.
Fee-based Operating Segments
Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment. In recent years, the Company has made several acquisitions that have expanded the Company’s products and services and has diversified its revenue — primarily from fee-based businesses. The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. These products and services help students and families plan and pay for their education and students plan their careers. The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

Student Loan and Guaranty Servicing
The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies. The servicing and business process outsourcing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients. The guaranty servicing, servicing support, and business process outsourcing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies. The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:
•	Origination and servicing of FFELP loans

•	Servicing of non-federally insured student loans

•	Servicing and support outsourcing for guaranty agencies
Tuition Payment Processing and Campus Commerce
The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.
Enrollment Services
The Enrollment Services operating segment offers products and services that are focused on helping (i) students plan and prepare for life after high school (content management and publishing and editing services) and (ii) colleges recruit and retain students (lead generation and recruitment services). Content management products and services include online courses, admissions consulting, licensing of scholarship data, and call center services. Publishing and editing services include test preparation study guides and essay and resume editing services. Lead generation products and services include vendor lead management services and admissions lead generation. Recruitment services include pay per click marketing management and email marketing and list marketing services.

Software and Technical Services
The Software and Technical Services operating segment provides information technology products and full-service technical consulting, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management (ECM) solutions.
Asset Generation and Management Operating Segments
The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing the student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment. This includes derivative activity and the related derivative market value and foreign currency adjustments. The Company is also able to leverage its capital market expertise by providing investment advisory services and other related services to third parties through a licensed broker dealer subsidiary. Revenues and expenses for those functions are also included in the Asset Generation and Management segment.

Segment Operating Results
The tables below reflect base net income for each of the Company’s operating segments. Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended March 31, 2009
	(dollars in thousands)
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$66	30	—	—	96	172,587	1,427	(560)	1,460	175,010
Interest expense	—	—	—	—	—	138,594	8,468	(560)	—	146,502

Net interest income (loss)	66	30	—	—	96	33,993	(7,041)	—	1,460	28,508

Less provision for loan losses	—	—	—	—	—	7,500	—	—	—	7,500

Net interest income (loss) after provision for loan losses	66	30	—	—	96	26,493	(7,041)	—	1,460	21,008

Other income (expense):
Loan and guaranty servicing revenue	26,853	—	—	—	26,853	—	(382)	—	—	26,471
Tuition payment processing and campus commerce revenue	—	15,538	—	—	15,538	—	—	—	—	15,538
Enrollment services revenue	—	—	28,771	—	28,771	—	—	—	—	28,771
Software services revenue	875	—	—	4,830	5,705	—	—	—	—	5,705
Other income	112	—	—	—	112	4,651	12,099	—	—	16,862
Loss on sale of loans	—	—	—	—	—	(206)	—	—	—	(206)
Intersegment revenue	19,878	57	—	3,124	23,059	—	8,921	(31,890)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(4,880)	(4,880)
Derivative settlements, net	—	—	—	—	—	24,358	—	—	—	24,358

Total other income	47,718	15,595	28,771	7,954	100,038	28,803	20,638	(31,890)	(4,880)	112,619

Operating expenses:
Salaries and benefits	14,704	6,545	6,095	5,185	32,529	1,775	6,267	(2,504)	159	38,226
Costs to provide enrollment services	—	—	17,793	—	17,793	—	—	—	—	17,793
Other expenses	8,597	2,408	3,295	678	14,978	4,959	10,461	—	6,154	36,552
Intersegment expenses	9,470	623	546	645	11,284	17,876	316	(29,476)	—	—

Total operating expenses	32,771	9,576	27,729	6,508	76,584	24,610	17,044	(31,980)	6,313	92,571

Income (loss) before income taxes	15,013	6,049	1,042	1,446	23,550	30,686	(3,447)	—	(9,733)	41,056
Income tax (expense) benefit (a)	(5,705)	(2,298)	(396)	(550)	(8,949)	(11,661)	1,310	—	3,699	(15,601)

Net income (loss)	$9,308	3,751	646	896	14,601	19,025	(2,137)	—	(6,034)	25,455

(a) Tax effect is computed at the Company’s blended, statutory federal and state rate of 38%.

Three months ended March 31, 2009:
Before Tax Operating Margin	31.4%	38.7%	3.6%	18.2%	23.5%	55.5%

Three months ended December 31, 2008:
Before Tax Operating Margin	26.2%	25.1%	5.3%	6.0%	17.8%	14.6%

Before Tax Operating Margin — excluding restructure expense, loss on sale of loans, and liquidity contingency planning fees	26.2%	25.1%	5.3%	6.0%	17.8%	48.4%

Three months ended March 31, 2008
Before Tax Operating Margin	11.3%	47.6%	1.6%	21.5%	15.0%	(5,344.3%)

Before Tax Operating Margin — excluding restructure expense, impairment expense, and the loss on sale of loans	23.9%	47.6%	2.7%	27.5%	21.9%	41.6%

	Three months ended December 31, 2008
	(dollars in thousands)
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$217	218	1	24	460	271,639	2,029	(801)	—	273,327
Interest expense	—	—	(3)	—	(3)	223,867	11,805	(801)	—	234,868

Net interest income	217	218	4	24	463	47,772	(9,776)	—	—	38,459

Less provision for loan losses	—	—	—	—	—	7,000	—	—	—	7,000

Net interest income after provision for loan losses	217	218	4	24	463	40,772	(9,776)	—	—	31,459

Other income (expense):
Loan and guaranty servicing revenue	21,769	—	—	—	21,769	(10)	(127)	—	—	21,632
Tuition payment processing and campus commerce revenue	—	12,175	—	—	12,175	—	—	—	—	12,175
Enrollment services revenue	—	—	29,257	—	29,257	—	—	—	—	29,257
Software services revenue	894	—	—	3,879	4,773	—	13	—	—	4,786
Other income	7	—	—	—	7	3,624	1,481	—	—	5,112
Gain (loss) on sale of loans	—	—	—	—	—	(5,609)	1,621	—	—	(3,988)
Intersegment revenue	18,353	60	—	1,838	20,251	—	16,541	(36,792)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	46,348	46,348
Derivative settlements, net	—	—	—	—	—	9,668	—	—	—	9,668

Total other income	41,023	12,235	29,257	5,717	88,232	7,673	19,529	(36,792)	46,348	124,990

Operating expenses:
Salaries and benefits	10,955	5,840	5,678	4,050	26,523	2,159	13,329	(1,225)	476	41,262
Cost to provide enrollment services	—	—	16,903	—	16,903	—	—	—	—	16,903
Restructure expense — severance and contract termination costs	—	—	—	—	—	—	(40)	40	—	—
Other expenses	6,792	3,136	3,423	588	13,939	19,886	11,712	(27)	6,511	52,021
Intersegment expenses	6,824	124	965	56	7,969	19,032	714	(27,715)	—	—
Corporate allocations	5,873	228	740	705	7,546	319	—	(7,865)	—	—

Total operating expenses	30,444	9,328	27,709	5,399	72,880	41,396	25,715	(36,792)	6,987	110,186

Income (loss) before income taxes	10,796	3,125	1,552	342	15,815	7,049	(15,962)	—	39,361	46,263
Income tax (expense) benefit (a)	(3,779)	(1,094)	(543)	(119)	(5,535)	(2,467)	5,675	—	(13,776)	(16,103)

Net income (loss) from continuing operations	7,017	2,031	1,009	223	10,280	4,582	(10,287)	—	25,585	30,160
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	837	837

Net income (loss)	$7,017	2,031	1,009	223	10,280	4,582	(10,287)	—	26,422	30,997

(a)	For 2008, the consolidated effective tax rate for each applicable quarterly period is used to calculate income taxes for each operating segment.

	Three months ended March 31, 2008
	(dollars in thousands)
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$613	765	9	—	1,387	320,358	1,197	(94)	18,818	341,666
Interest expense	—	—	1	—	1	316,015	9,219	(94)	—	325,141

Net interest income (loss)	613	765	8	—	1,386	4,343	(8,022)	—	18,818	16,525

Less provision for loan losses	—	—	—	—	—	5,000	—	—	—	5,000

Net interest income (loss) after provision for loan losses	613	765	8	—	1,386	(657)	(8,022)	—	18,818	11,525

Other income (expense):
Loan and guaranty servicing revenue	24,656	—	—	—	24,656	5	—	—	—	24,661
Tuition payment processing and campus commerce revenue	—	13,847	—	—	13,847	—	—	—	—	13,847
Enrollment services revenue	—	—	27,222	—	27,222	—	—	—	—	27,222
Software services revenue	1,452	—	37	6,715	8,204	—	—	—	—	8,204
Other income	32	—	—	—	32	4,857	1,365	—	—	6,254
Loss on sale of loans	—	—	—	—	—	(47,474)	—	—	—	(47,474)
Intersegment revenue	20,224	260	—	1,816	22,300	—	17,212	(39,512)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	466	—	—	(57,827)	(57,361)
Derivative settlements, net	—	—	—	—	—	43,527	—	—	(2,764)	40,763

Total other income (expense)	46,364	14,107	27,259	8,531	96,261	1,381	18,577	(39,512)	(60,591)	16,116

Operating expenses:
Salaries and benefits	13,998	5,430	6,523	5,168	31,119	2,224	14,591	4,613	1,296	53,843
Restructure expense- severance and contract termination costs	851	—	297	518	1,666	1,896	3,915	(7,477)	—	—
Impairment expense	5,074	—	—	—	5,074	9,351	4,409	—	—	18,834
Cost to provide enrollment services	—	—	15,403	—	15,403	—	—	—	—	15,403
Other expenses	8,487	2,060	2,760	619	13,926	5,344	13,865	1,062	6,560	40,757
Intersegment expenses	13,278	296	1,847	394	15,815	20,602	1,293	(37,710)	—	—

Total operating expenses	41,688	7,786	26,830	6,699	83,003	39,417	38,073	(39,512)	7,856	128,837

Income (loss) before income taxes	5,289	7,086	437	1,832	14,644	(38,693)	(27,518)	—	(49,629)	(101,196)
Income tax (expense) benefit (a)	(1,640)	(2,197)	(135)	(568)	(4,540)	11,995	8,531	—	15,385	31,371

Net income (loss)	$3,649	4,889	302	1,264	10,104	(26,698)	(18,987)	—	(34,244)	(69,825)

(a)	For 2008, the consolidated effective tax rate for each applicable quarterly period is used to calculate income taxes for each operating segment.
Corporate Activity and Overhead in the previous tables primarily includes the following items:
•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•	Other products and service offerings that are not considered operating segments

•	Certain corporate activities and unallocated overhead functions related to executive management, human resources, accounting and finance, legal, marketing, and corporate technology support

The adjustments required to reconcile from the Company’s base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company’s operating results. See “Non-GAAP Performance Measures.” The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Software	Asset	Corporate
	and	Processing		and	Generation	Activity
	Guaranty	and Campus	Enrollment	Technical	and	and
	Servicing	Commerce	Services	Services	Management	Overhead	Total
	Three months ended March 31, 2009
	(dollars in thousands)
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	4,880	—	4,880
Amortization of intangible assets	1,079	1,887	3,042	146	—	—	6,154
Compensation related to business combinations	—	—	—	—	—	159	159
Variable rate floor income, net of settlements on derivatives	—	—	—	—	(1,460)	—	(1,460)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(717)	(1,157)	(55)	(1,300)	(60)	(3,699)

Total adjustments to GAAP	$669	1,170	1,885	91	2,120	99	6,034

	Three months ended December 31, 2008
	(dollars in thousands)
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	(46,348)	—	(46,348)
Amortization of intangible assets	1,165	1,889	3,258	199	—	—	6,511
Compensation related to business combinations	—	—	—	—	—	476	476
Variable rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Income (loss) from discontinued operations, net of tax	(837)	—	—	—	—	—	(837)
Net tax effect (a)	(408)	(661)	(1,140)	(70)	16,222	(167)	13,776

Total adjustments to GAAP	$(80)	1,228	2,118	129	(30,126)	309	(26,422)

	Three months ended March 31, 2008
	(dollars in thousands)
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	57,400	427	57,827
Amortization of intangible assets	1,256	2,051	2,822	286	145	—	6,560
Compensation related to business combinations	—	—	—	—	—	1,296	1,296
Variable rate floor income, net of settlements on derivatives	—	—	—	—	(16,054)	—	(16,054)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(389)	(636)	(875)	(89)	(12,862)	(534)	(15,385)

Total adjustments to GAAP	$867	1,415	1,947	197	28,629	1,189	34,244

(a)
In 2009, tax effect is computed at the Company’s blended, statutory federal and state rate of 38%. In 2008, tax effect was computed using the Company’s consolidated effective tax rate for each applicable quarterly period.

Student Loans Receivable
Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company’s loan portfolio:

	As of March 31, 2009
			Originated	Originated	Originated
			prior to	between 10/1/07	on or after
	Total		10/1/07	and 6/3/08 (a)	6/4/08 (b)
	(dollars in thousands)
Federally insured:
Stafford	$8,076,074	31.5%	6,462,137	404,777	1,209,160
PLUS/SLS	581,084	2.3%	397,058	46,893	137,133
Consolidation	16,398,640	63.9%	16,240,696	157,944	—

Total federally insured	25,055,798	97.7%	23,099,891	609,614	1,346,293

	100.0%		92.2%	2.4%	5.4%

Non-federally insured	218,375	0.9%

Total student loans receivable (gross)	25,274,173	98.6%

Unamortized premiums and deferred origination costs	398,661	1.6%
Allowance for loan losses:
Federally insured	(27,310)	(0.1%)
Non-federally insured	(21,187)	(0.1%)

Total student loans receivable (net)	$25,624,337	100.0%

	As of December 31, 2008
			Originated	Originated	Originated
			prior to	between 10/1/07	on or after
	Total		10/1/2007	and 6/3/08 (a)	6/4/2008 (b)
	(dollars in thousands)
Federally insured:
Stafford	$7,602,568	29.9%	6,641,817	390,658	570,093
PLUS/SLS	527,670	2.1%	412,142	48,346	67,182
Consolidation	16,657,703	65.5%	16,614,950	42,753	—

Total federally insured	24,787,941	97.5%	23,668,909	481,757	637,275

	100.0%		95.5%	1.9%	2.6%

Non-federally insured	273,108	1.1%

Total student loans receivable (gross)	25,061,049	98.6%

Unamortized premiums and deferred origination costs	402,881	1.6%
Allowance for loan losses:
Federally insured	(25,577)	(0.1%)
Non-federally insured	(25,345)	(0.1%)

Total student loans receivable (net)	$25,413,008	100.0%

	As of March 31, 2008
			Originated	Originated
			prior to	between 10/1/07
	Total		10/1/07	and 6/3/08 (a)
	(dollars in thousands)
Federally insured:
Stafford	$7,260,492	27.1%	6,985,081	275,411
PLUS/SLS	485,501	1.8%	448,610	36,891
Consolidation	18,318,053	68.5%	18,000,685	317,368

Total federally insured	26,064,046	97.5%	25,434,376	629,670

	100.0%		97.6%	2.4%

Non-federally insured	283,308	1.1%

Total student loans receivable (gross)	26,347,354	98.5%

Unamortized premiums and deferred origination costs	443,779	1.7%
Allowance for loan losses:
Federally insured	(23,962)	(0.1%)
Non-federally insured	(22,175)	(0.1%)

Total student loans receivable (net)	$26,744,996	100.0%

(a)	Federally insured student loans originated on or after October 1, 2007 earn a reduced annual yield as a result of the enactment of the College Cost Reduction and Access Act of 2007 in September 2007.

(b)
Federally insured student loans originated by the Company on or after June 4, 2008 are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Commitment Programs.

Origination and Acquisition
The Company originates and acquires loans through various methods and channels including: (i) direct-to-consumer channel (in which the Company originates student loans directly with student and parent borrowers), (ii) campus based origination channels, and (iii) spot purchases.
The Company will originate or acquire loans through its campus based channel either directly under one of its brand names or through other originating lenders. In addition to its brands, the Company acquires student loans from lenders to whom the Company provides marketing and/or origination services established through various contracts. Branding partners are lenders for which the Company acts as a marketing agent in specified geographic areas. A forward flow lender is one for whom the Company provides origination services but provides no marketing services or whom simply agrees to sell loans to the Company under forward sale commitments. The following table sets forth the activity of loans originated or acquired through each of the Company’s channels:

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(dollars in thousands)
Beginning balance	$25,061,049	26,001,413	26,329,213
Direct channel:
Consolidation loan originations	—	5	65,745
Less consolidation of existing portfolio	—	—	(27,459)

Net consolidation loan originations	—	5	38,286
Stafford/PLUS loan originations	541,592	306,911	421,101
Branding partner channel	412,313	52	473,378
Forward flow channel	—	3	318,844
Other channels	13,805	—	55,922

Total channel acquisitions	967,710	306,971	1,307,531

Repayments, claims, capitalized interest, participations, and other	(628,927)	(622,702)	(299,800)
Consolidation loans lost to external parties	(105,518)	(86,194)	(129,418)
Loans sold	(20,141)	(538,439)	(860,172)

Ending balance	$25,274,173	25,061,049	26,347,354

Student Loan Spread
The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Variable student loan yield	3.26%	4.99%	5.92%
Consolidation rebate fees	(0.71)	(0.72)	(0.74)
Premium and deferred origination costs amortization	(0.30)	(0.33)	(0.38)

Variable student loan net yield	2.25	3.94	4.80
Student loan cost of funds — interest expense	(2.16)	(3.38)	(4.55)
Student loan cost of funds — derivative settlements	0.38	0.15	0.59

Variable student loan spread	0.47	0.71	0.84
Variable-rate floor income, net of settlements on derivatives (a)	(0.02)	—	(0.06)
Fixed rate floor contribution	0.49	0.19	0.13

Core student loan spread	0.94%	0.90%	0.91%

Average balance of student loans (in thousands)	$25,265,903	25,516,571	26,859,328
Average balance of debt outstanding (in thousands)	25,764,285	26,121,885	27,828,890

(a)
As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. For the three months ended March 31, 2009 and 2008, the economic benefit received by the Company related to variable rate floor income was $1.5 million and $6.3 million, respectively. No economic benefit was received by the Company for the three months ended December 31, 2008. Variable rate floor income calculated on a statutory maximum basis for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 was $10.8 million, $2.2 million, and $18.8 million, respectively. Beginning October 1, 2008 and for presentation of prior periods, the economic benefit received by the Company has been used to determine core student loan spread.